Exhibit 99.3

CONTACT:  Investors:

Anna Marie Dunlap

SVP Investor Relations

714-424-2678

Media:

Kent Jenkins

VP Public Affairs Communications

202-682-9494

Corinthian Colleges Names Marc Morial to Board of Directors

SANTA ANA, Calif., April 30, 2013 – Corinthian Colleges, Inc. (NASDAQ: COCO) today announced that Marc Morial, President and CEO of the National Urban League, was unanimously appointed to the company’s Board of Directors on April 27.

“Marc Morial is one our country’s most distinguished leaders and public servants, and Corinthian will benefit tremendously from his counsel,” said Jack D. Massimino, Corinthian’s Chairman and Chief Executive Officer.  “Marc has visited our schools, spoken with our students and staff, and met our graduates.  He shares our commitment to quality career education and will help our schools meet the needs of students and the communities we serve.”

Morial has for the past decade headed the National Urban League, one of the nation’s largest and most influential civil rights and urban advocacy organizations.  He has been one of America’s leading voices on social justice issues and has built upon the National Urban League’s century of service, focusing on educational and economic empowerment for the African American community.

Morial previously served as mayor of New Orleans from 1994 to 2002.  Making economic development, government reform, public safety and education his top priorities, Morial boosted New Orleans’ tourism and convention sector, revitalized neighborhoods and housing programs, and significantly reduced violent crime. Morial also served as president of the bipartisan United State Conference of Mayors and was a Louisiana state senator.

All members of Corinthian’s Board of Directors serve one-year terms and will stand for election at the company’s annual shareholders meeting in November, 2013.

About Corinthian

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their chosen fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 113 Everest, Heald and WyoTech campuses, and also offer degrees online. For more information, go to http://www.cci.edu.

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